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      Exhibit 8.2 Draft Opinion of Radics & Co., LLC re: State Tax Matters


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                                                     December __, 2003

Clifton MHC
Clifton Savings Bancorp, Inc.
Clifton Savings Bank, S.L.A.
1433 Van Houten Avenue
Clifton, New Jersey   07015

Ladies and Gentlemen:

You have requested our opinion regarding certain New Jersey tax consequences of the proposed mutual holding company reorganization of Clifton Savings Bank, S.L.A. (the "Savings Bank") to a federally chartered mutual holding company structure (the "Reorganization"). The Reorganization will result in the conversion of the Savings Bank from a New Jersey chartered mutual savings and loan association to a New Jersey chartered stock savings and loan association (the "Conversion") and the formation of Clifton Savings Bancorp, Inc. (the "Holding Company"), a federally chartered stock corporation which will own 100% of the Savings Bank, and Clifton MHC (the "Mutual Company"), a federal mutual holding company which will acquire a majority interest in the outstanding common stock of the Holding Company. Simultaneously with the Reorganization, the Holding Company will offer to sell a minority interest of shares of its common stock to members of the Savings Bank and the general public. The foregoing Reorganization is more fully described in and will occur pursuant to the Plan of Reorganization and Stock Issuance adopted by the Savings Bank's Board of Directors on November 12, 2003 (the "Plan of Reorganization"). We are rendering this opinion pursuant to Section 22 of the Plan of Reorganization. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

The proposed transaction and its federal income tax consequences are described in an opinion letter dated December , 2003, from Muldoon Murphy & Faucette LLP (the "Federal Opinion Letter") stating that the (a) Conversion of the Savings Bank to stock form, (b) transfer of stock of the Stock Savings Bank to the Holding Company and (c) purchase of common stock of the Holding Company by the Mutual Company and by minority stockholders would result in no Federal income tax consequences to the Savings Bank, the Stock Savings Bank, the Holding Company, and the Mutual Company. In addition, it is more likely than not that the proposed transaction would result in no Federal income tax consequences to the initial minority stockholders of the Holding Company. The facts, assumptions and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

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Clifton MHC                                                                   2.
Clifton Savings Bancorp, Inc.
Clifton Savings Bank, S.L.A.


                          SUPPLEMENTAL REPRESENTATIONS
                          ----------------------------

In addition to the facts, assumptions and representations set forth in the Federal Opinion Letter, you have provided the following additional representations concerning the Reorganization:

     1. Clifton Savings is subject to and has been filing returns and paying tax under the New Jersey Corporation Business Tax Reform Act, N.J.S. C54:10A-2, et seq. (the "CBT").

     2. The transfer of tangible personal property by Clifton Savings to the Converted Bank in connection with the Reorganization will not be in the ordinary course of Clifton Savings business and will be in exchange solely for the common stock of the Converted Bank.

     3. The real property transferred by Clifton Savings to the Converted Bank in connection with the Reorganization will not be subject to any mortgage, lien or other encumbrance.

                                     OPINION
                                     -------

Based solely on the facts, assumptions and representations set forth in the Federal Opinion Letter and the foregoing supplemental representations and assuming the Reorganization occurs in accordance with the Plan of Reorganization, it is our opinion that:

     1. To the extent that consummation of the Reorganization will not result in the recognition of gain or loss by Clifton Savings and other Transferors and will otherwise qualify as "tax free" under the Internal Revenue Code of 1986, as amended (the "Code"), all as more fully described in the Federal Opinion Letter, consummation of the Reorganization will not result in any additional tax liabilities under the Corporation Business Tax Reform Act ("CBT").

          Except for certain state adjustment under the CBT which are not impacted by consummation of the Reorganization, the CBT is imposed on a taxpayer's net income, which is deemed to be federal taxable income before net operating loss deduction and special deductions N.J.S.C54:10A-4. Accordingly, since the CBT is based on federal taxable income, the nonrecognition events, carryovers, and tax free exchanges under federal income tax law resulting from the Reorganization, all as more fully described in the Federal Opinion Letter, will be afforded the same treatment for purposes of the CBT.

     2. The transfer by Clifton Savings of substantially all of its assets and liabilities in exchange for common stock of the Converted Bank will not result in any liability under the New Jersey Sales and Use Act, N.J.S.A.54:32B-1, et seq. (the "Sales and Use Tax").

          The Sales and Use Tax specifically exempts as a taxable transaction the transfer of tangible personal property to a corporation upon its reorganization in consideration for the issuance of its stock. N.J.S.A.54:32B-2(e)(3)(E).

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Clifton MHC                                                                   3.
Clifton Savings Bancorp, Inc.
Clifton Savings Bank, S.L.A.


     3. For New Jersey income tax purposes, Clifton Savings depositors will recognize no gain or loss by reason of the Reorganization.

     4. It is uncertain whether the transfer of real property by Clifton Savings to the Converted Bank in connection with the Reorganization will subject the transfer of such real property to the New Jersey Realty Transfer Fee Law, N.J.S.A.46:15-5 et seq. (the "Realty Transfer Fee"). The Realty Transfer Fee is a fee on the transfer of real property which must be paid as a prerequisite for the recording of all deeds for non-exempt realty transfers. It is imposed on the grantor at the rate of $1.75 for each $500 in consideration or fraction thereof. For each $500 in consideration in excess of $150,000, the Realty Transfer Fee rises to $2.50 per $500 consideration. "Consideration" is equal to the actual amount of money and the "monetary value of an other thing of value" constituting the compensation paid or to be paid for the transfer of title. Included in the definition of consideration is the amount of any mortgage, lien or other encumbrance to which the transfer is subject or which is to be assumed or agreed to be paid by the grantee. N.J.S.A.46:15-5(c).

New Jersey may take the position that the common stock of the Converted Bank received by Clifton Savings in exchange for real property transferred by Clifton Savings to the Converted Bank in connection with the Reorganization constitutes consideration under the Realty Transfer Fee. New Jersey would consider the value of the consideration to be the assessed value of the transferred real property for local property tax purposes.

                                    * * * * *

Since this letter is provided in advance of the closing of the transactions contemplated by the Reorganization, we have assumed that such transactions will be consummated in accordance with the Plan of Reorganization, as well as the information and representations referred to herein. Any change in the Reorganization could cause us to modify the opinions expressed herein.

The opinions expressed herein are based solely on current New Jersey tax law, including applicable regulations thereunder, and current judicial and administrative authority. Any future amendments to the tax statutes cited herein or applicable regulations, or new judicial decisions or administrative interpretations, many of which could be retroactive in effect, could cause us to modify the opinions expressed herein.

We express no opinion with respect to the tax treatment of the Reorganization under the Code or any other law of the State of New Jersey not specifically addressed herein or the law of any other state or locality, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Reorganization which are not specifically covered by the items set forth in this opining letter.

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Clifton MHC                                                                   4.
Clifton Savings Bancorp, Inc.
Clifton Savings Bank, S.L.A.


This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of the Stock Savings Bank and Eligible Account Holders, Supplemental Eligible Account Holders, and other investors who purchase shares pursuant to the Plan of Reorganization, and may not be (a) relied upon by any other party or entity or (b) referred to in any document without our express written consent.

We hereby consent to the filing, in connection with the Reorganization, of this opinion letter as an exhibit to (a) the Forms MHC-1 and MHC-2 filed by the Savings Bank with the Office of Thrift Supervision and New Jersey Department of Banking and Insurance, (b) the Form H-(e)1-S filed by the Clifton Savings Bancorp, Inc. with the Office of Thrift Supervision and New Jersey Department of Banking and Insurance, and (c) the registration statement on Form S-1 filed by Clifton Savings Bancorp, Inc. with the Securities and Exchange Commission, and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings "The Reorganization and Stock Offering
- Material Income Tax Consequences" and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                  Very truly yours,



                                                  Radics & Co., LLC